Exhibit 99.1

                Span-America Reports Higher Sales and Net Income
                        for Second Quarter of Fiscal 2004

                         Declares Quarterly Dividend


    GREENVILLE, S.C., April 28 /PRNewswire-FirstCall/ -- Span-America Medical Systems, Inc. (Nasdaq: SPAN) today reported higher sales and net income for the second quarter and six months ended April 3, 2004.

    The board also declared a regular quarterly dividend of $0.035 per share payable on June 4, 2004, to shareholders of record on May 14, 2004.

    "Net sales rose 19% to $12.9 million in the second quarter on the strength of increased demand for our medical products and higher sales of consumer products compared with last year," stated Jim Ferguson, president and chief executive officer of Span-America Medical Systems. "Net income more than doubled to $498,000, or $0.18 per diluted share, compared with the second quarter of last year and benefited from a better sales mix, higher margins in the medical segment and improved operating efficiencies."


    Second Quarter Results

    Net sales increased to $12.9 million compared with $10.8 million in the second quarter of last year. Sales growth was broad based with most major product lines contributing to the increase.

    Medical segment sales rose 26% to $6.4 million compared with $5.1 million for the same period last year. The majority of the medical sales growth was due to higher demand for powered and non-powered therapeutic mattresses. Mattress sales were up 44% during the second quarter of fiscal 2004 compared with the prior year due to higher sales of Span-America's proprietary product lines, including Geo-Mattress(R) and PressureGuard(R) APM2(R). Contributing to sales of medical products in the latest quarter were Span-Aids(R) patient positioners that were up 13%, seating products that grew by 11%, and Selan(R) sales that increased 5%. Sales of mattress overlays were down 3%, reflecting a long term trend of customers switching to therapeutic mattresses from overlays.

    In the custom products segment, sales rose 12% to $6.4 million compared with $5.7 million in second quarter of last year. Consumer bedding sales rose 15% to $5.7 million, while industrial sales declined by 7% to $735,000. The growth in consumer sales was due to a higher volume of pillows and mattress pads sold through Span-America's exclusive marketing and distribution partner, Louisville Bedding Company.

    "We expect to begin selling our line of Secure I.V.(R) safety catheters during the next quarter," continued Mr. Ferguson. "We delayed the launch of Secure I.V. due to changes in our new production equipment. Pre-market interest in the product remains high, and we expect that in time the new product line will become an important contributor to Span-America sales."

    Gross profit in second quarter increased 28% to $3.4 million compared with $2.6 million in the second quarter of last year. Gross margin increased almost two percentage points to 26.2% compared with 24.3% last year. The margin improvements came from higher sales volume and improved manufacturing cost controls, particularly in the medical segment.

    Operating profit for the quarter rose 239% to $599,000 compared with $177,000 in second quarter of last year. The significant growth in operating profit was due to higher sales volume and higher margins related to a more profitable mix of products in the medical segment. Last year's second quarter included unusual expenses of approximately $130,000, or $0.03 per diluted share after taxes, related to the amendment and restatement of the Company's shareholder rights plan, which was set to expire in 2003. This year's administrative expenses included higher incentive compensation, costs related to Sarbanes-Oxley compliance, and higher insurance costs, which partially offset the comparison with last year's unusual expenses.

    Expenses for pre-production and development of the Secure I.V. line of safety catheters in the second quarter of fiscal 2004 were $143,000, or $0.03 per diluted share after taxes, compared with $118,000, or $0.03 per diluted share after taxes, in the second quarter of last year.

    Non-operating income declined 2% in the second quarter to $169,000 compared with $173,000 in the same period last year. Interest income declined 34% during the quarter to $12,000 compared with $18,000 in the second quarter of last year because of lower interest rates and a lower average balance in marketable securities. Royalty income for the quarter increased 2% to $156,000. Royalty income is expected to end in December 2005 due to the expiration of related patents.

    Net income for the second quarter of fiscal 2004 more than doubled to $498,000, or $0.18 per diluted share, compared with $226,000, or $0.09 per diluted share, in the second quarter of last year.


    Year-to-Date

    For the first half of fiscal 2004, net sales increased 30% to $24.4 million compared with $18.7 million in the first half of last year. Medical segment sales rose 14% to $11.8 million and sales in the custom products segment were up 50% to $12.5 million in the first half of fiscal 2004 compared with the same period last year.

    Medical segment sales benefited from a 22% increase in mattress product revenues, 10% growth in patient positioners, 9% increase in seating products and a 7% increase in Selan sales. The growth in the custom products segment was due to new consumer bedding business with Louisville Bedding Company that began in the second fiscal quarter last year.

    Net income for the first six months of fiscal 2004 rose 65% to $920,000, or $0.34 per diluted share, compared with $559,000, or $0.21 per diluted share, in the first half of fiscal 2003. The earnings increase was due mostly to higher sales volume and improved labor efficiencies.


    Outlook for Fiscal 2004

    "We are encouraged about the Company's sales and earnings performance through the first half of fiscal 2004. We expect continued sales and earnings growth during the second half of the fiscal year. However, the growth rates will likely be much lower than those achieved in the first and second quarters of this year," concluded Mr. Ferguson.


    About Span-America Medical Systems, Inc.

    Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt(R), PressureGuard(R), Geo-Mattress(R), Span+Aids(R), Isch-Dish(R), and Selan(R) products. The Company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The Nasdaq Stock Market's National Market under the symbol SPAN.


    Forward-Looking Statements

    The Company has made forward-looking statements in this release, regarding management's expectations for future sales and earnings performance. Management wishes to caution the reader that these statements are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing the Company including: (a) the loss of a key distributor of the Company's medical or custom products, (b) inability to achieve anticipated sales volumes of medical or custom products, (c) raw material cost increases, (d) changes in relationships with large customers,
(e) the inability to achieve sales and cost targets for the Secure I.V. product line, (f) the impact of competitive products and pricing, (g) government reimbursement changes in the medical market, (h) FDA regulation of medical device manufacturing, and other risks referenced in the Company's Securities and Exchange Commission filings. The Company disclaims any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. Span-America Medical Systems, Inc. is not responsible for changes made to this document by wire services or Internet services.



                      SPAN-AMERICA MEDICAL SYSTEMS, INC.
                       Statements of Income (Unaudited)

                                                3 Months Ended
                                             April 3,     March 29,
                                              2004          2003       % Chg

     Net sales                             $12,868,800   $10,839,100    19%
     Cost of goods sold                      9,491,200     8,205,600    16%
     Gross profit                            3,377,600     2,633,500    28%
                                                 26.2%         24.3%

     Selling and marketing expenses          1,879,100     1,584,000    19%
     Research and development expenses         161,400       149,000     8%
     General and administrative expenses       738,400       723,900     2%
                                             2,778,900     2,456,900    13%

     Operating income                          598,700       176,600   239%
                                                  4.7%          1.6%

     Investment income                          12,100        18,400   -34%
     Royalty income                            156,500       153,800     2%
     Other                                         800           600    33%
     Total non-operating income                169,400       172,800    -2%

     Income before income taxes                768,100       349,400   120%
     Income taxes                              270,000       123,000   120%
     Net income                               $498,100      $226,400   120%
                                                  3.9%          2.1%

     Net income per share of common stock:
       Basic                                     $0.19         $0.09   117%
       Diluted                                    0.18          0.09   112%

     Dividends per common share                 $0.035        $0.035     0%

     Weighted average shares outstanding
       Basic                                 2,577,756     2,539,846     1%
       Diluted                               2,747,573     2,644,583     4%

     Supplemental Data
       Depreciation expense                    139,900       116,400    20%
       Amortization expense                     23,600        18,500    28%


                      SPAN-AMERICA MEDICAL SYSTEMS, INC.
                       Statements of Income (Unaudited)

                                               6 Months Ended
                                            April 3,     March 29,
                                              2004          2003       % Chg

     Net sales                             $24,377,300   $18,730,800    30%
     Cost of goods sold                     18,098,000    13,591,000    33%
     Gross profit                            6,279,300     5,139,800    22%
                                                 25.8%         27.4%

     Selling and marketing expenses          3,488,700     3,099,400    13%
     Research and development expenses         332,400       284,400    17%
     General and administrative expenses     1,369,200     1,263,400     8%
                                             5,190,300     4,647,200    12%

     Operating income                        1,089,000       492,600   121%
                                                  4.5%          2.6%

     Investment income                          29,200        48,400   -40%
     Royalty income                            297,800       318,600    -7%
     Other                                       1,600         1,400    14%
     Total non-operating income                328,600       368,400   -11%

     Income before income taxes              1,417,600       861,000    65%
     Income taxes                              498,000       302,000    65%
     Net income                               $919,600      $559,000    65%
                                                  3.8%          3.0%

     Net income per share of common stock:
       Basic                                     $0.36         $0.22    63%
       Diluted                                    0.34          0.21    59%

     Dividends per common share                 $0.070        $0.070     0%

     Weighted average shares outstanding
       Basic                                 2,569,356     2,539,358     1%
       Diluted                               2,725,879     2,638,618     3%

     Supplemental Data
       Depreciation expense                    277,600       227,600    22%
       Amortization expense                     47,700        35,600    34%


                        SPAN-AMERICA MEDICAL SYSTEMS, INC.
                                  Balance Sheets

                                                April, 3           Sep 27,
                                                  2004              2003
                                               (Unaudited)         (Note)
    Assets
    Current assets:
       Cash and cash equivalents                $1,502,400        $1,811,300
       Securities available for sale             4,244,500         4,143,800
       Accounts receivable, net of
        allowances                               6,133,900         5,941,800
       Inventories                               2,526,500         2,539,300
       Prepaid expenses and deferred
        income taxes                               473,600           593,000
    Total current assets                        14,880,900        15,029,200

    Property and equipment, net                  5,889,200         4,817,400
    Cost in excess of fair value of net
     assets acquired, net of accumulated
     amortization                                1,924,100         1,924,100
    Other assets                                 2,364,300         2,219,900
                                               $25,058,500       $23,990,600

    Liabilities and Shareholders' Equity
    Current liabilities:
       Accounts payable                         $2,609,000        $2,467,500
       Accrued and sundry liabilities            1,699,300         1,747,400
    Total current liabilities                    4,308,300         4,214,900

    Deferred income taxes                          321,000           321,000
    Deferred compensation                          914,600           929,400
    Shareholders' equity
       Common stock, no par value,
        20,000,000 shares
        authorized; issued and
        outstanding shares
        2,585,718 (2004) and
        2,552,154 (2003)                           524,200           284,000
       Additional paid-in capital                   19,300            10,000
       Retained earnings                        18,971,100        18,231,300
    Total shareholders' equity                  19,514,600        18,525,300

                                               $25,058,500       $23,990,600

     Note: The Balance Sheet at September 27, 2003 has been derived from the audited financial statements at that date.



SOURCE  Span-America Medical Systems, Inc.
    -0-                             04/28/2004
    /CONTACT: James D. Ferguson, President and Chief Executive Officer of Span-America Medical Systems, Inc., +1-864-288-8877, ext. 212/
    (SPAN)

CO:  Span-America Medical Systems, Inc.
ST:  South Carolina
IN:  MTC HEA
SU:  ERN DIV ERP